EXHIBIT 10.2

OREGON STEEL MILLS, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 1, 2006, by and between OREGON STEEL MILLS, INC., a Delaware corporation (“OSM”) and JAMES E. DECLUSIN (the “Executive”).

RECITALS

A.	OSM desires to employ Executive as President and Chief Executive Officer and Executive desires to be so employed; and

B.	OSM and Executive desire to set forth in writing the terms of their agreement with respect to Executive’s employment;

NOW THEREFORE, in consideration of the premises and the mutual agreements contained in this Agreement, the parties agree as follows:

1.          Term of Employment.

                    (a)     OSM employs Executive, and Executive accepts employment with OSM, in the positions and with the duties and responsibilities as set forth in Section 2 below for the Term of Employment, subject to the terms and conditions of this Agreement.

                    (b)     The Term of Employment under this Agreement will include the Initial Term and each Renewal Term.  The Initial Term will commence as of May 1, 2006 and will continue until April 30, 2010.  The Term of Employment will automatically renew for a one-year period (each such renewal, a “Renewal Term”) at the end of the Initial Term and each Renewal Term, unless either party gives notice to the other not less than six months prior to the end of the Initial Term or any Renewal Term, as the case may be, of his or its intent not to renew such Initial Term or Renewal Term, as the case may be.

2.          Position; Duties and Responsibilities.  During the Term of Employment:

                    (a)     Executive will be employed as President and Chief Executive Officer of OSM, reporting directly to the Board of Directors of OSM (the “Board of Directors”), with such duties and day-to-day management responsibilities as are customarily performed by persons holding such offices at similarly situated steel companies and such other duties as may be mutually agreed upon between Executive and the Board of Directors.

                    (b)     Executive will, without additional compensation, also (i) serve on the Board of Directors of OSM; and (ii) serve on the board of directors or management committees of, serve as an officer of, and/or perform such executive and consulting services for, or on behalf of, such subsidiaries or affiliates of OSM as the Board of Directors may, from time to time, request.  OSM and such subsidiaries and affiliates are referred to, collectively, as the “Company.”

                    (c)     Executive will serve OSM faithfully, diligently and to the best of his ability and will devote substantially all of his time and efforts to his employment and the performance of his duties under this Agreement.  Nothing in this Agreement will preclude Executive from engaging in charitable and community affairs and managing his personal financial and legal affairs, so long as such activities do not materially interfere with his carrying out his duties and responsibilities under this Agreement.

                    (d)     The employment relationship of Executive will also be governed by the general employment policies and practices of the Company reasonably adopted from time to time, except to the extent inconsistent and in conflict with the terms of this Agreement.  Executive agrees to execute and comply with the Company’s standard form of Confidentiality Agreement.

3.          Compensation.  During the Term of Employment:

                    (a)     Base Salary. OSM will pay Executive an annual base salary (the “Base Salary”) equal to $620,000, payable to Executive in semi-monthly equal payments on regular OSM paydays.   All payments and benefits payable under this Agreement will be paid subject to all required tax withholdings.

                    (b)     Annual Incentive Plan.  Executive will be eligible to participate in the existing annual incentive plan (“AIP”) with a target bonus initially set at 85%, subject to further review and modification by the Compensation Committee.  The AIP and its goals may be modified and established by the Compensation Committee from time to time.  If OSM adopts new annual incentive bonus plans or programs or new equity-based incentive compensation plans or programs, Executive will be eligible to participate in such plans or programs.

                    (c)     Long-Term Incentive Plan.  Executive will be eligible to participate in the Program for Executive Officers and Key Employees under the 2005 Long-Term Incentive Plan with a Target Performance Share Award determined by the Compensation Committee and the Board of Directors for each Performance Period.

                    (d)     Other Incentive Programs.  Executive will be eligible to receive such stock options, restricted stock, other grants or bonuses as the Compensation Committee of the Board of Directors or the Board of Directors, as the case may be, will deem appropriate.

4.          Benefits.  During the Term of Employment:

                    (a)     Vacation and Other Paid Time Off.  Executive will be entitled to 5 weeks vacation annually and paid time off in accordance with OSM’s policies.

                    (b)     Benefit Plans.  Executive will be entitled to participate in OSM’s benefit plans for executives, including without limitation, OSM’s retirement and supplemental retirement plans, health and welfare (medical, dental, life and disability insurance) insurance programs, 401(k) plan and other qualified retirement plans and matching contributions with respect to such plans, in accordance with their terms (including eligibility, payroll deductions of any applicable employee cost sharing, and other requirements), each of which may be amended from time to time, and any other benefit plans now or hereafter available to OSM’s executive officers, in its sole discretion.  OSM may prospectively amend, eliminate or add to these insurance and benefit programs at any time, in its sole discretion.

                    (c)     Expenses.  OSM will reimburse Executive for any and all necessary, customary and usual business expenses, properly receipted in accordance with OSM policies, incurred by Executive in connection with his employment under this Agreement.

                    (d)     Other Fringe Benefits.  OSM will provide Executive an automobile allowance in the amount of $2,000 per month.  OSM will reimburse Executive, or pay directly, for dues, assessments and other expenses related to his membership in Waverly Country Club and Thunderbird Country Club.  At the Executive’s option, OSM will also provide Executive with other perquisites customarily provided to a President and Chief Executive Officer.

                    (e)     Change in Control and Indemnification Agreements.  OSM and Executive will enter into OSM’s standard forms of change in control letter for executives and Indemnification Agreement for executives, each modified as necessary to be consistent with or to accommodate this Agreement.

5.          Termination of Employment.

                    (a)     Termination Due to Death or Disability.  If Executive’s employment is terminated during the Term of Employment by reason of Executive’s death or Disability, Executive’s Term of Employment will terminate automatically without further obligations to Executive, his legal representative or his estate, as the case may be, under this Agreement except for (i) any compensation earned but not yet paid, including and without limitation, any amount of Base Salary accrued or earned but unpaid and any other payments payable to Executive pursuant to Section 5(e) below, which amounts will be promptly paid in a lump sum to Executive, his legal representative or his estate, as the case may be, (ii) continued payment on a monthly basis of Executive’s then current Base Salary, as calculated pursuant to Section 3(a) above, for the remainder of the Term of Employment, which will be paid to Executive, his legal representative or his estate, as the case may be; and (iii) any benefits provided for in the event of death or Disability under OSM’s disability insurance plans, life insurance and other benefit plans for executives.

                    (b)     Termination Without Cause or for Good Reason.  In the event Executive’s employment is terminated by OSM without Cause (including OSM’s giving notice of its determination not to renew the Initial Term or any Renewal Term pursuant to Section 1(b)) or by Executive for Good Reason, unless any such termination is preceded by Executive’s giving notice of his determination not to renew the Initial Term or any Renewal Term pursuant to Section 1(b), Executive will be entitled to the same payments and benefits provided for in Sections 4 and 5 of this Agreement until the expiration of the Term of Employment.

                    (c)     Termination by OSM for Cause or Voluntary Termination by Executive.  In the event Executive’s employment is terminated by OSM for Cause, or is terminated by Executive on his own initiative for other than a Good Reason (including pursuant to Section 1(b)), Executive will be entitled to any compensation earned but not yet paid, including and without limitation, any amount of Base Salary accrued or earned but unpaid and any other payments payable to Executive pursuant to Section 5(e) below, as of the date of termination.

                    (d)     Termination Related to Change in Control.  Termination related to Change in Control will be governed by the Change in Control Agreement entered into in accordance with Section 4(e).

                    (e)     Other Payments.  Upon the termination of Executive’s employment, in addition to the amounts payable under any Section above, Executive will be entitled to receive the following: (i) any annual bonus earned during one or more preceding years but not paid; (ii) reimbursement for reasonable business expenses incurred but not yet reimbursed by OSM; and (iii) any other vested benefits to which Executive or his legal representative may be entitled under applicable plans and programs of OSM.

                    (f)     No Mitigation; No Offset.  In the event of any termination of Executive’s employment under this Agreement, he will be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment provided for in this Section 5, and there will be no offset against amounts due him under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

6.          Definitions.  For purposes of this Agreement, the following terms will be defined as set forth below:

                    (a)     Cause.  “Cause” means any act or omission that is: a breach of Executive’s obligations to the Company, including but not limited to substantial absence without cause, serious breach of confidence, criminal offenses committed at the place of work or outside of it, personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses).  OSM may terminate this Agreement effective as of the date a written Notice of Termination is given specifying the cause.

                    (b)     Disability.  “Disability” means a physical or mental condition which renders Executive unable or incompetent to carry out the essential functions of the job which Executive was assigned at the time the disability was incurred, which has lasted for at least 120 consecutive days, and which in the opinion of a physician mutually agreed upon by the Company and Executive (provided that neither party will unreasonably withhold agreement) is expected to last for an indefinite duration or a duration in excess of six months.

                    (c)     Good Reason.  “Good Reason” means: (i) material diminution in Executive’s title, duties or responsibilities; (ii) relocation of Executive’s place of employment without his consent to an area other than a 50 mile radius from Portland, Oregon; or (iii) the failure by OSM to comply with the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not taken in bad faith and which is remedied by the Company promptly after receipt of notice given by Executive.

7.          Noncompetition.  During the Term of Employment and for a period of one year following any voluntary termination by Executive without Good Reason, Executive will not, without the prior written consent of OSM which will not be unreasonably withheld, perform services for any person or entity engaged in the business of manufacturing, selling or distributing steel products in the United States or Canada in competition with the Company.  Executive agrees that damages for breach of the covenants contained in this Section would be difficult to determine and therefore agrees that these provisions may be enforced by temporary or permanent injunction. The right to such injunctive relief will be in addition to and not in place of any other remedies to which the Company may be entitled. Executive agrees that the provisions of this Section are reasonable.  However, if any court of competent jurisdiction determines that any provision within this Section is unreasonable in any respect, the parties intend that this Section should be enforced to the fullest extent allowed by such court.

8.          Arbitration.  Any dispute between the parties with respect to any of the matters set forth in this Agreement will be submitted to binding arbitration in Portland, Oregon.  Either party may commence the arbitration by delivery of a written notice to the other, describing the issue in dispute and its position with regard to the issue.  If the parties are unable to agree on an arbitrator within 30 days following delivery of such notice, the arbitrator will be selected by a Judge of the Circuit Court of the State of Oregon for Multnomah County upon three days’ notice.  Discovery will be allowed in connection with any such arbitration to the same extent permitted by the Oregon Rules of Civil Procedure but either party may petition the arbitrator to limit the scope of such discovery, in which event the arbitrator will determine the extent of discovery allowable in connection with the dispute in question.  Except as otherwise provided in this Agreement, the arbitration will be conducted in accordance with the rules of the Arbitration Services of Portland, Inc. then in effect for expedited proceedings.  The award of the arbitrator will be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction. The arbitrator will hold a hearing, at which the parties may present evidence and argument, within 30 days of his or her appointment, and will issue an award within 15 days of the close of the hearing.  The arbitrator will have authority to award any remedy that a court in the State of Oregon could order or grant, including but not limited to injunctive relief and other equitable relief and the imposition of sanctions for abuse or frustration of the arbitration process, except that the arbitrator will not have authority to award punitive damages or any other amount for the purpose of imposing a penalty.   The parties will keep all information relating to the arbitration and the disposition of each claim confidential to the fullest extent permitted by applicable law. Unless the arbitrator assesses reasonable attorneys’ fees and the cost of the arbitrator to one or both parties, each party will pay its own attorneys’ fees and share the cost of the arbitrator.

9.          Assignability; Binding Nature.  This Agreement will inure to the benefit of the Company and Executive and their respective successors, heirs (in the case of Executive) and assigns.  The Company may not assigned or transfer its rights and obligations under this Agreement without the prior written consent of Executive except to a successor of the Company’s business which expressly assumes the liabilities, obligations and duties of OSM, as contained in this Agreement, either contractually or as a matter of law.  This Agreement will not be assignable by Executive.

10.         Representation.  OSM represents and warrants that it is fully authorized and empowered to enter into this Agreement.

11.         Entire Agreement. This Agreement, and the documents referenced in this Agreement contain the entire agreement between OSM and Executive concerning the subject matter and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect thereto.

12.         Amendment; Waiver.  This Agreement cannot be changed, modified or amended without the consent in writing of both Executive and OSM.  No waiver by either OSM or Executive at any time of any breach by the other party of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time.  Any waiver must be in writing and signed by Executive or an authorized officer of OSM, as the case may be.

13.         Severability.  In the event that any provision or portion of this Agreement will be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

14.         Governing Law. This Agreement and all rights thereunder, and any controversies or disputes arising with respect thereto, will be governed by and construed and interpreted in accordance with the laws of Oregon, applicable to agreements made and to be performed entirely within such State, without regard to conflict of laws provisions thereof that would apply the law of any other jurisdiction.

15.         Survival of Executive’s Rights and Obligations.  All of Executive’s rights under this Agreement, including his rights to compensation and benefits, and his noncompetition obligations under Section 7 and under the Confidentiality Agreement, will survive the expiration of the Term of Employment, any termination of Executive’s employment and the termination of this Agreement.

16.         Notices.  Any notice given to either party will be in writing and will be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned, if to OSM, at its principal office, and if to Executive, at the address of Executive shown on OSM’s records or at such other address as such party may give notice of.

17.         Headings.  The headings of the sections contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

18.         Counterparts. This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

OREGON STEEL MILLS, INC.	Executive:

/s/ Carl W. Neun	/s/ James E. Declusin

Carl W. Neun, Chairman	James E. Declusin

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